Exhibit 10.14

JOHN WILEY & SONS, INC.

FY 2016 QUALIFIED EXECUTIVE LONG TERM INCENTIVE PLAN

PLAN DOCUMENT

CONFIDENTIAL

May 1, 2015

I.          DEFINITIONS

Following are definitions for words and phrases used in this document.  Unless the context clearly indicates otherwise, these words and phrases are considered to be defined terms and appear in this document in italicized print:

award  The award made to a participant under this plan in connection with the attainment of specified performance levels for the plan period as specified in the participant’s award summary.

business criteria An indicator of financial performance, chosen from the business criteria listed in Section 10.2 of the shareholder plan. The following business criteria are used in this plan:

cumulative free cash flow  Reported Free Cash Flow for the three-year plan period, excluding unusual items cumulative EBITDA  Net earnings before interest income and expense, income taxes, depreciation  and amortization of intangible assets, excluding unusual items business unit The Company, a business or subsidiary of the Company, or a global unit of the Company.

Company  John Wiley & Sons, Inc.

Executive Compensation and Development Committee (Committee) The committee of the Company’s Board of Directors responsible for the review and approval of executive compensation.

financial goal  A targeted level of attainment of a given business criteria.

financial results The published, audited financial results of the Company.

participant  A person selected to participate in the plan.

performance levels

threshold  The minimum acceptable level of achievement of a financial goal in order to earn a payout, expressed as a percentage of target e.g., 90% of target).

target   Achievement of the assigned financial goal-100%.

outstanding superior achievement of a financial goal, earning the maximum payout, expressed as a percentage of target (e.g., 110% of target).

performance target  A participant's objective to achieve specific financial goals for assigned business criteria in the plan period, as approved by the Committee.  A performance target comprises all of the financial goals for the business criteria in a business unit.

plan   This FY 2016 Qualified Executive Long Term Incentive Plan.

plan-end adjusted restricted performance share unit award   The number of restricted performance share units earned by a participant at the end of the plan period after adjustments, if any, are made, as set forth in Sections V and IX.

plan period   The three year period from May 1, 2015 to April 30, 2018, or a portion of this period, at the discretion of the Committee.

restricted performance share unit  The contingent right given by the Company to a participant to receive a share of stock issued pursuant to this plan and the shareholder plan that is subject to forfeiture.  In the shareholder plan, such stock is referred to as “Performance-Based Stock.”

restricted period  The period during which the restricted performance share units shall be subject to forfeiture in whole or in part, as defined in the shareholder plan, in accordance with the terms of the award.

restricted share unit  The contingent right given by the Company to a participant to receive a share of stock issued pursuant to this plan and the shareholder plan that is subject to forfeiture.  In the shareholder plan, such stock is referred to as “Restricted Stock.”

shareholder plan   The John Wiley & Sons, Inc.  2014 Key Employee Stock Plan.

stock   Class A Common Stock (par value $1 per share) of the Company.

stock option   A right given by the Company to a participant to purchase a specified number of shares of stock at the closing stock price on the date of grant, during a specified period of time, pursuant to this plan and the shareholder plan, that is subject to forfeiture.

target incentive  The targeted number of restricted performance share units that a participant is eligible to receive if 100% of his/her/her applicable performance targets are achieved and the participant remains employed by the Company through the vesting dates of June 30, 2018 and April 30, 2019, except as otherwise provided in Section IX.

II.          PLAN OBJECTIVES

The plan is intended to provide the officers and other key colleagues of the Company and of its subsidiaries, affiliates and certain joint venture companies, upon whose judgment, initiative and efforts the Company depends for its growth and for the profitable conduct of its business, with additional incentive to promote the success of the Company.

III.          ELIGIBILITY

A participant is selected by the President and CEO and recommended for participation to the Committee, which has sole discretion for determining eligibility, from among those colleagues in key management positions deemed able to make the most significant contributions to the growth and profitability of the Company.  The President and CEO of the Company is a participant.

IV.          PERFORMANCE TARGETS AND MEASUREMENT

The President and CEO recommends and the Committee adopts, in its sole discretion, performance targets and performance levels for each participant, not later than 90 days from the commencement of the plan period.  No performance target or performance level may be modified after 90 days from the commencement of the plan period.

A.
Performance targets, comprising one or more financial goals, are defined for each business unit. Each financial goal is assigned a weight, such that the sum of the weights of all financial goals for a business unit equals 100%.

B.
Each participant is assigned performance targets for one or more business units, based on the participant’s position, responsibilities, and his/her ability to affect the results of the assigned business unit. For each participant, each business unit is assigned a weight, such that the sum of the weights of all business units for a participant equals 100%. Collectively, all business unit performance targets constitute the participant’s plan period objectives.

C.	Each financial goal is assigned performance levels (threshold, target and outstanding).

V.                       PERFORMANCE EVALUATION

A.	Financial Results

1.	At the end of the plan period, the financial results for each business unit are compared with that unit’s financial goals to determine the payout for each participant.

2.
In determining the attainment of financial goals, the impact of  any of the events (a) through (i) listed in Section 10.2 of the shareholder plan, if dilutive (causes a reduction in the financial result) will be excluded from the financial results for any affected business unit.

3.	Award Determination

•	Achievement of threshold performance of at least one financial goal of a performance target is necessary for a participant to receive a payout for that performance target.

•	The unweighted payout factor for each financial goal is determined as follows:

1.	For performance below the threshold level, the payout factor is zero.

2.	For performance at the threshold level, the payout factor is 50%.

3.	For performance between the threshold and target levels, the payout factor is between 50% and 100%, determined on a pro-rata basis.

4.	For performance at the target level, the payout factor is 100%.

5.	For performance between the target and outstanding levels, the payout factor is between 100% and 150%, determined on a pro-rata basis.

6.	For performance at or above the outstanding level, the payout factor is 150%.

•	A participant’s plan-end adjusted restricted performance share unit award is determined as follows:

7.	Each financial goal’s unweighted payout factor determined above times the weighting of that financial goal equals the weighted payout factor for that financial goal

8.	The sum of the weighted payout factors for a business unit’s financial goals equals the payout factor for that performance target.

9.	The participant’s target incentive

times

the business unit weight

times

the performance target payout factor

equals

the participant’s payout for that business unit

10.	The sum of the payouts for all the business units assigned to a participant equals the participant’s total plan-end adjusted restricted performance share unit award.

•	The Committee may, in its sole discretion, reduce a participant’s payout to any level it deems appropriate.

VI.          RESTRICTED PERFORMANCE SHARE UNITS AWARD PROVISIONS

A.
Restricted performance share units, equal to a participant’s target incentive, shall be determined at the beginning of the plan period.  In addition to the terms and conditions set forth in the shareholder plan, the restricted period for the plan-end adjusted restricted performance share unit award shall be as follows: subject to continued employment except as otherwise provided in Section IX, the lapse of restrictions on one-half of the restricted performance shares awarded will occur at the end of the plan period once performance has been approved by the Committee (June 30, 2018), and the lapse of restrictions on the remaining half will occur on the first anniversary of the plan period end date (April 30, 2019).

B.
The plan-end adjusted restricted performances share unit award will be compared to the restricted performance share units targeted at the beginning of the plan period, and the appropriate amount of restricted performance share units will be awarded or forfeited, as required, to bring the restricted performance share units award to the number of shares designated as the plan-end adjusted restricted performance share unit award.

VII.          STOCK OPTIONS

The participant may be granted a stock option pursuant to the shareholder plan at the beginning of the plan period, representing another incentive vehicle by which the participant is able to share in the long-term growth of the Company. The terms and conditions of the award of the stock option are contained in the shareholder plan and in the stock option award grant agreement.

VIII.          RESTRICTED SHARE UNITS

The participant may be granted restricted share units pursuant to the shareholder plan at the beginning of the plan period, representing another incentive vehicle by which the participant is able to share in the long-term growth of the Company. The terms and conditions of the restricted share unit award are contained in the shareholder plan and in the restricted share unit award grant agreement.

IX.          PAYOUTS

A.	Normal Payout. Plan-end adjusted restricted performances share units awards will be made within 2-1/2 months after the end of the plan period.

B.
Resignation or Termination with or without Cause.  Except as otherwise provided in this Section IX or in a written agreement approved by the Committee, a participant who resigns, or whose employment is terminated by the Company, with or without cause before the award is vested, will forfeit the right to receive an award.

C.
Death or Disability.  Solely to the extent provided by the Committee in the award summary or in a written agreement, in the event of a participant’s death or disability while in employment prior to the end of the plan period, the participant (or, in the event of death, his or her estate) will receive a prorated plan-end adjusted performance share unit award which shall be paid out in shares based upon actual performance upon the conclusion of the plan period, within 2-1/2 months after the end of the plan period. “Disability” for this purpose will be determined by the Committee under a definition permitted under Code Section 409A.

D.
Retirement.  Except as otherwise provided in this Section IX or in a written agreement approved by the Committee, in the event of a participant’s retirement as that term is defined in the shareholder plan, prior to the end of the plan period, the participant will receive a prorated plan-end adjusted performance share unit award (as determined by the Committee) which shall be paid out in shares based upon actual performance upon the conclusion of the plan period, within 2-1/2 months after the end of the plan period.

E.	Change of Control. In the event of a Change of Control, as that term is defined in the shareholder plan, in cases where:

•	the acquiring company is not publicly traded, or

•	where the acquiring company is publicly traded and the company does not assume or replace the outstanding equity, or

•	participant’s employment is terminated due to a "without cause termination" or "constructive discharge" within twenty-four months following a change of control,

all then outstanding “target” restricted performance share units shall immediately become fully vested, and all plan-end adjusted restricted performance share unit awards that are not yet vested shall immediately become fully vested.

F.
Restricted Performance Share Units Earned for Completed Plan Periods.  In the event of the participant’s death, Disability, or retirement as that term is defined in the shareholder plan or restricted performance share unit grant agreement, following the end of the plan period but prior to full vesting of the plan-end adjusted restricted performance share unit awards, such restricted performance share units shall immediately become fully vested.

G.
Change in Position.  A participant who is hired or promoted into an eligible position during the plan period may receive a prorated plan-end adjusted restricted performances share unit award as determined by the Committee, in its sole discretion.

X.          ADMINISTRATION AND OTHER MATTERS

A.
The plan will be administered by the Committee, which shall have authority in its sole discretion to interpret and administer this plan, including, without limitation, all questions regarding eligibility and status of any participant, and no participant shall have any right to receive a payout or payment of any kind whatsoever, except as determined by the Committee hereunder.

B.	The Company will have no obligation to reserve or otherwise fund in advance any amount which may become payable under the plan.

C.
In the event that the Company is required to file a restatement of its financial results due to fraud, gross negligence or intentional misconduct by one or more employees and/or material non-compliance with Securities laws, the Company will cancel the unvested restricted performance shares previously granted to all participants in the amount by which such shares exceeded any lower number of shares that would have been earned based on the restated financial results, for the plan cycle in which the restatement was required, and if applicable, any gain associated with the award for that plan cycle will be repaid to the Company by the participant in the amount by which such gain exceeded any lower gain that would have been made based on the restated financial results, to the full extent required or permitted by law.  This provision extends beyond the clawback requirements under Sarbanes-Oxley that are limited to our Chief Executive Officer and Chief Financial Officer.

If a participant is directly responsible for or involved in fraud, gross negligence or intentional misconduct that causes the Company to file a restatement of its financial results, the Company will cancel the unvested restricted performance shares previously granted to such participant, for the plan cycle in which the restatement was required, and if applicable, any gain associated with the award for that plan cycle will be repaid to the Company by the participant, to the full extent required or permitted by law.

D.	This plan may not be modified or amended except with the approval of the Committee, in accordance with the provisions of the shareholder plan.

E.	In the event of a conflict between the provisions of this plan and the provisions of the shareholder plan, the provisions of the shareholder plan shall apply.

F.
No awards of any type under this plan shall be considered as compensation for purposes of defining compensation for retirement, savings or supplemental executive retirement plans, or any other benefit.